Exhibit 10.2

500 Wind River Way Alameda, CA 94501 ID: 94-2873391

Amended Notice of Grant of Restricted Stock Unit (RSU)

«First_Name» «Last_Name»	Option Number:	«NUM»
«Address_Line_1»	Plan: 2005 Equity Incentive Plan
«Address_Line_2»
«Address_Line_3»
«City», «State» «Zip_Code» «Country»	Employee ID:	«ID»

I. AMENDED NOTICE OF GRANT

You have been granted «SHARES_GRANTED» Restricted Stock Units (“RSUs”) of Wind River Systems, Inc. (the “Company”). Each such Unit is equivalent to one Share of Common Stock of the Company for purposes of determining the number of Shares subject to this award. None of the RSUs will be issued (nor will you have the rights of a stockholder with respect to the underlying shares) until the vesting conditions described below are satisfied. Additional terms of this grant are as follows:

Date of Grant:        «GRANT_DATE»

Restricted Stock Units in each period will become fully vested on the dates shown below:

Shares	Vest Type	Full Vest	Expiration
«Shares_Period_1»	«Vest_Type_Period_1»	«Vest_Date_Period_1»	«Expiration_Date_Period_1»
«Shares_Period_2»	«Vest_Type_Period_2»	«Vest_Date_Period_2»	«Expiration_Date_Period_2»
«Shares_Period_3»	«Vest_Type_Period_3»	«Vest_Date_Period_3»	«Expiration_Date_Period_3»
«Shares_Period_4»	«Vest_Type_Period_4»	«Vest_Date_Period_4»	«Expiration_Date_Period_4»

II. AGREEMENT

1. Grant. The Company hereby grants to you an award of RSUs, as set forth in the Notice of Grant of Restricted Stock Units and subject to the terms and conditions in this Agreement and the Company’s 2005 Equity Incentive Plan (the “Plan”). Unless otherwise defined herein, the terms defined in the Plan shall have the same defined meanings in this Restricted Stock Unit Agreement (the “Agreement”). In the event of conflict between the terms and conditions of the Plan and the terms and conditions of this Agreement, the terms and conditions of the Plan shall prevail.

2. Company’s Obligation. Each RSU represents the right to receive a Share on the applicable vesting date. Unless and until the RSUs vest, you will have no right to receive Shares under such RSUs. Prior to actual distribution of Shares pursuant to any vested RSUs, such RSUs will represent an unsecured obligation of the Company, payable (if at all) only from the general assets of the Company.

3. Vesting Schedule. Subject to paragraph 4, the RSUs awarded by this Agreement will vest and be settled according to the vesting schedule specified above

4. Forfeiture upon Termination as Service Provider. Notwithstanding any contrary provision of this Agreement or the Notice of Grant, if you terminate service as a Service Provider for any or no reason prior to vesting, the unvested RSUs awarded by this Agreement will thereupon be forfeited at no cost to the Company.

5. Payment after Vesting. Any RSUs that vest in accordance with paragraph 3 will be paid to you (or in the event of your death, to his or her estate) in Shares.

6. Taxation. Under U.S. tax law, you will recognize ordinary income and related self-employment taxes when this RSU vests and is settled. You may wish to make timely state and federal estimated tax payments to address this income inclusion. We encourage you to consult your tax professional to assist you in making this determination.

7. Rights as Stockholder. Neither you nor any person claiming under or through you have any of the rights or privileges of a stockholder of the Company in respect of any Shares deliverable hereunder unless and until certificates representing such Shares will have been issued, recorded on the records of the Company or its transfer agents or registrars, and delivered to you or your broker.

8. Grant is Not Transferable. This grant may not be transferred in any manner otherwise than by will or by the laws of descent or distribution. The terms of the Plan and this RSU Agreement shall be binding upon the your executors, administrators, heirs, successors and assigns.

9. Additional Conditions to Issuance of Stock. No Shares shall be issued pursuant to this Agreement unless such issuance complies with Applicable Laws.

10. Entire Agreement; Governing Law. The Plan is incorporated herein by reference. The Plan and this Notice of Grant and RSU Agreement constitute the entire agreement of the parties with respect to the subject matter hereof and supersede in their entirety all prior undertakings and agreements of the Company and you with respect to the subject matter hereof (including any prior Notice of Grant of Restricted Stock Unit covering this Award), and may not be modified adversely to your interest except by means of a writing signed by the Company and you. This agreement is governed by the internal substantive laws, but not the choice of law rules, of California.

By your signature and the signature of the Company’s representative below, you and the Company agree that these RSUs are granted under and governed by the terms and conditions of the Plan and this RSU Agreement. You have reviewed the Plan and this RSU Agreement in their entirety, and have had an opportunity to obtain the advice of counsel prior to executing this RSU Agreement and you fully understand all provisions of the Plan and RSU Agreement. You hereby agrees to accept as binding, conclusive and final all decisions or interpretations of the Administrator upon any questions relating to the Plan and RSU Agreement. You further agree to notify the Company upon any change in the residence address indicated above.

/s/ IAN HALIFAX	April 27, 2009
Ian Halifax, CFO & Sr. VP Finance & Administration	Date
Wind River Systems, Inc.

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«First_Name» «Last_Name»	Date